Exhibit 99.1

Contact:	James A. Tracy, CFO Tel: (508) 650-9971 ext. 315 jtracy@visionsciences.com

Vision Sciences® Announces Results for Q4 and the Fiscal Year
Ended March 31, 2006

NATICK, Mass., May 26, 2006 — Vision-Sciences, Inc., (Nasdaq: VSCI) today announced results for its fiscal fourth quarter (“Q4 06”) and fiscal year ended March 31, 2006 (“FY 06”). For Q4 06, revenues increased by 11% to $2.99 million, compared to $2.69 million for the fiscal quarter ended March 31, 2005 (“Q4 05”). The net loss for Q4 06 increased to $1.12 million, or $0.03 per share, compared to a net loss of $0.51 million, or $0.02 per share, in Q4 05. The higher loss in Q4 06 was due primarily to higher spending for research and development, compared to Q4 05. For FY 06, revenues increased by 8% to $11.15 million, compared to $10.33 million on the fiscal year ended March 31, 2005 (“FY 05”). The Company will report full results for FY 06 in its Form 10-K report to the SEC, expected to be filed by June 29, 2006.

Abbreviated results, in $000’s except for per share data, for Q4 06 and FY 06, compared to Q4 05 and FY 05 are as follows:

	Q4 06	Q4 05	Increase (Decrease)
Sales	$2,986	$2,691	$295
Net loss	$(1,124)	$(513)	$(611)
Net loss per share	$(0.03)	$(0.02)	$(0.01)

	FY 06	FY 05	Increase (Decrease)
Sales	$11,150	$10,326	$824
Net loss	$(4,035)	$(2,505)	$(1,530)
Net loss per share	$(0.11)	$(0.08)	$(0.03)

Quarterly Results

Sales of the medical segment were $2.19 million in Q4 06, an increase of 11%, compared to sales of $1.97 million in Q4 05. Sales of the industrial segment were $0.80 million in Q4 06, an increase of 11%, compared to sales of $0.72 million in Q4 05. The increase in sales of the medical segment was due primarily to higher unit volume of the Company’s Slide-On EndoSheaths and endoscopes for the Ear-Nose-Throat (“ENT”) market, offset partially by lower sales of the Company’s Slide-On EndoSheaths and endoscopes to the urology market. The increase in sales of products to the ENT market in Q4 06 occurred in both the domestic and international markets.

FY 06 Results

Sales of the medical segment were $8.34 million in FY 06, an increase of 15% compared to sales of $7.24 million in FY 05. Sales of the industrial segment were $2.81 million in FY 06, a decrease of 9% compared to sales of $3.09 million in FY 05. The increase in sales of the medical segment was due primarily to higher sales of the Company’s Slide-On EndoSheaths and endoscopes to the international ENT market. In the industrial segment, sales were lower due primarily to lower demand for new borescopes.

Ron Hadani, President and CEO of Vision Sciences, stated, “For Q4 06, we were pleased with the growth in our sales of ENT products to the domestic and international markets, but disappointed in the marketing and sales results for products for the domestic urology market. As a result, on May 1, 2006, we and the Medtronic Gastroenterology/Urology business (“MGU”) terminated our distribution agreement that gave MGU exclusive rights to distribute our urology products in the United States and Canada.”

Mr. Hadani also stated, “We exhibited our new and improved CST-2000A Flexible Cystoscope and Slide-On EndoSheath® System at the annual meeting of the American Urological Association on May 20 — 23, 2006 in Atlanta GA. We are starting to market and service our urology products directly to customers in the United States and Canada through our own network of independent sales representatives. In addition, we plan to continue to build our new distributor network for these products internationally. We expect it will take us six months to (1) establish an extensive distribution and sales network, (2) train sales people and physicians, and (3) attain traction in the urology market. We are confident that physicians will embrace the benefits of our new Flexible Cystoscope with its excellent image quality and its new multi-stiffness zone design insertion tube that results in easier insertion and manipulation of the scope. Together with the Slide-On EndoSheath, the complete cystoscope system allows physicians to perform more procedures in less time than with conventional cystoscopes, thus improving their practice efficiency. In addition, using our Slide-On EndoSheath improves patient safety as it insures the insertion tube is sterile for each procedure.”

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On™ EndoSheath® System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Information about Vision Sciences’ products is available on the Internet at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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